Exhibit 21:    Subsidiaries of the Registrant

As of December 31, 2007, the following subsidiaries represent the significant subsidiaries of the Registrant:

Ryland Homes of California, Inc., a Delaware corporation
Ryland Homes of Texas, Inc., a Texas corporation
The Ryland Corporation, a California corporation
Ryland Organization Company, a California corporation